Exhibit 10.1

July 2, 2025

VIA EMAIL

Angela Jaskolski

Dear Angela,

EWC Corporate, LLC and its affiliates (collectively, “EWC”, “we”, “us” or “our”), operate and support the European Wax Center franchise system. We are very pleased to offer you the position of Executive Vice President and Chief Operating Officer of EWC Corporate, LLC and European Wax Center, Inc. on the following terms and subject to the conditions outlined in this letter.

1.
Position. You will have duties, responsibilities and authorities commensurate with this role and as may reasonably be assigned from time to time. You will report to the Chief Executive Officer of European Wax Center, Inc. and we anticipate your employment will begin on or around August 18, 2025. This full-time position requires you to devote your full business time to EWC business and therefore, you shall not engage in any activity which conflicts or interferes with the performance of your obligations without our express written consent.

While you will initially be designated as an employee of EWC Corporate, LLC, you will provide services for the benefit of various EWC entities. From time to time, we may require you to submit reports to us to allow us to track work performed and amount of time spent on work for our affiliates. Please also understand that as a franchise system, we support franchise locations that are individually owned and operated businesses and therefore, while we do provide training and support, we do not control franchisees or their personnel.

2.
Compensation and Bonus. Your annual base pay will initially be $450,000, which amount will be reviewed from time to time by the Board of Directors (“Board”) or its Compensation Committee. As a full-time exempt associate, you are not eligible for overtime pay. Your salary shall be payable in accordance with our standard payroll policies in effect from time to time and will be subject to all applicable withholdings. You will also be eligible for an annual target performance bonus of 60% of your annual salary, with a maximum/stretch performance bonus of 120% of your annual salary. The amount of your actual bonus is based upon criteria established by and approvals from the Board or its Compensation Committee. Bonuses are typically provided on a calendar year basis and paid in February or March for the preceding year, subject to all applicable withholdings. Bonuses are not earned until the date of payment. Therefore, you must be employed on the date your bonus is awarded and actually paid to be eligible to receive a bonus. For those associates that are bonus eligible, associates that start prior to October 1st are eligible to receive their target bonus for their first calendar year of employment however their bonus potential is pro-rated based on their start date; associates that start with us on or after October 1st are not bonus eligible until the next calendar year that follows their start date. You will also be paid a $20,000 sign-on bonus to be paid during the first regularly scheduled payroll cycle after 90 days of continuous employment (subject to applicable withholdings); provided, that, should your employment be terminated by you without Good Reason, or be terminated by us for

Cause, in either case prior to twelve months after your start date, you will be responsible for promptly (within 15 days) reimbursing us for the amount of this bonus. For purposes of the foregoing, “Good Reason” and “Cause” shall have the meanings ascribed to such terms in European Wax Center, Inc.’s Change in Control and Severance Plan (the “Severance Plan”). For the purposes of any repayment obligation, if you repay any amounts in the same tax year you received the payment, you will be responsible for repaying the net amount, and if such repayment is in a year subsequent to the year received, your obligation shall be to repay the gross amount.
3.
Incentive Compensation. As an inducement to your accepting and commencing employment with EWC, promptly after your start date and the corresponding conclusion of any then-existing trading blackout period (the date that the awards are actually granted, the “Date of Grant”), you will be granted 125,000 Restricted Stock Units (the “RSUs”) and the following tranches of Nonqualified Stock Options (the “Options”) with the corresponding exercise price:

Number of Options	Exercise Price
195,000	Closing price of Company stock on Date of Grant
135,000	$9.00
135,000	$12.00

The RSUs shall vest equally in four (4) annual tranches from the Date of Grant, and the Options shall vest and become exercisable in full on the fourth (4th) anniversary of the Date of Grant, subject in each case to your continued employment or service with the Company through each such date (each such date, a “Vesting Date”). The RSUs and Options shall be granted pursuant to, and in accordance with, the terms and conditions of (i) the 2021 Omnibus Incentive Plan or the 2025 Inducement Plan and (ii) a grant agreement, which will govern the terms of such awards. We will provide you copies of each of these governing documents separately upon the authorization and approval of the Options and RSUs. You will not participate in the annual equity grant cycle for EWC associates generally in fiscal year 2025, but will participate in such annual equity grant cycle beginning in fiscal year 2026. All grants under the 2021 Omnibus Incentive Plan and/or the 2025 Inducement Plan are subject to the approval of the Board or its Compensation Committee.

4.
Benefits. While employed with us, you will be eligible to participate in certain benefit plans in accordance with our policies in effect during your employment including, without limitation, health, dental and vision insurance, a 401(k) retirement plan and a complimentary Wax Pass for services at our locations, in addition to other generally available health, welfare and other plans that may be in effect from time to time, in each case in accordance with their terms.
5.
Location. This role is eligible to work remotely from Austin, Texas. However, there is an expectation that direct reports to the CEO will be physically in the office on a regular basis, and for a variety of company purposes including, without limitation, in-person Town Hall meetings, earnings calls, meetings with analysts and investors, and the like. You may also be required to travel from time to time for seminars, business meetings or for other business purposes.
6.
Commuting Expenses. We will reimburse you for reasonable travel and temporary transient accommodations (e.g. standard hotel) expenses, consistent with our travel and expense policy and this Agreement, for travel between your principal residence in the Austin, TX area and our headquarters (no more than one round-trip per week) for a period of ninety (90) days following the start of your employment. After the ninety (90) days of the start of your employment, we will reimburse you for travel expenses only (e.g. ground or air transportation) to and from Dallas-Fort Worth. When booking travel, you will work in good faith with us to take advantage, to the extent reasonably practicable, of corporate accounts and other preferred providers to minimize out-of-pocket costs, and shall document and deliver receipts or other appropriate documentation in accordance with the travel and expense policies established by us.
7.
Paid Time Off; Expenses. You are also eligible for 216 hours of Paid Time Off (“PTO”) pursuant to our PTO policies in effect from time to time. PTO is pro-rated based on your start date. We will also reimburse you for reasonable business and related expenses incurred or paid by you in the performance of your duties and responsibilities, subject to the presentation of receipts or other appropriate documentation and in accordance with policies we establish from to time to time.
8.
At-Will Employment; Change in Control and Severance Policy. Your employment with us will be at-will, which means that your employment is for an indefinite period of time and both you and EWC are free to terminate the employment relationship at any time for any or no reason and for any lawful reason with or without notice.

You will be an eligible employee under our Change In Control and Severance Policy (the “Severance Policy”), which provides certain benefits upon separation of your employment without cause, for good reason, and under other circumstances. This information will be provided to you in a separate document. The position offered to you hereby is at the Executive Vice President level for purposes of benefits under the Severance Policy.

9.
EWC Policies. You will be required to comply with all applicable EWC rules, policies and procedures, as may be set forth in our employment handbooks, policies and procedures made available to you from time to time. Copies of our employment handbooks and these other policies and procedures will be provided separately on or around your start date and are also available upon request. You agree that you are subject to the Company’s Policy for Recoupment of Incentive Compensation. In addition, your employment is contingent upon your execution of our current Confidentiality, Non-Interference and Proprietary Rights Agreement.
10.
No Other Agreements. This offer letter is not meant to constitute a contract of employment for a specific duration or term, it merely sets forth the initial terms of your employment and compensation with us which may change over time, and supersedes any prior representations or agreements, whether written or oral.
11.
Conditions of Employment. In addition to the execution of our current Confidentiality, Non-Interference and Proprietary Rights Agreement, please understand that this offer of employment is specifically also contingent upon (i) verification of your employment eligibility to work in the United States and (ii) completion of a background check and credit check. Our Talent team will provide you with a copy of the “Lists of Acceptable Documents” for the USCIS Form I-9. Please make sure to bring appropriate documentation when you arrive on your first day. The Talent team will contact you separately about our requirements to conduct a background check and credit check and will provide you with all required notices and authorization forms.

Upon your acceptance, subject to the completion of our pre-employment screening requirements, as applicable, we will confirm your actual start date. If you wish to accept this offer of employment, please sign below and return this offer letter to the undersigned at gavin.oconnor@myewc.com. Unless otherwise withdrawn, this offer is open for you to accept until July 3, 2025, at which time it will be deemed to be withdrawn. If you have any questions about the above details, please don’t hesitate to call me. We look forward to having you join the European Wax Center team.

Sincerely,

EWC Corporate, LLC

By:	/s/ Gavin O’Connor
Gavin O’Connor
Chief Administrative Officer, General Counsel and Corporate Secretary

By signing below, I hereby accept employment with EWC upon the terms and conditions set forth above, and agree that I am not relying on any prior statements, understandings, or representations, except for those specifically set forth within this offer letter. I also represent, warrant, and covenant to EWC that I have read this offer letter and the form of Confidentiality, Non-Interference, and Proprietary Rights Agreement in their entirety, that I fully understand all of their terms and their significance, that I have signed voluntarily and of my own free will, and that I am not bound, nor will I become bound, by any covenant, contract, agreement, or other obligation that conflicts with, or may or does prevent me in any manner from performing, my duties while employed with EWC.

In accepting this offer of employment, I also certify my understanding that my employment with EWC will be on an at-will basis; that this offer letter does not constitute an employment contract, express or implied; and that this offer letter does not guarantee employment with EWC for any specific duration.

		Print Name:	Angela Jaskolski
Date:	7/2/2025	Signature:	/s/ Angela Jaskolski